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                                                                    EXHIBIT 10.4

          DEFERRED COMPENSATION PLAN FOR DIRECTORS OF CIGNA CORPORATION

                (Amended and Restated Effective August 15, 1996)

ARTICLE I.                 DEFINITIONS

The following are defined terms wherever they appear in the Plan.

         1.1 "Administrator" shall mean the person, or committee, appointed by the Chief Executive Officer of CIGNA Corporation, and charged with responsibility for administration of the Plan.

         1.2 "Committee" shall mean the Committee on Directors of the Board of Directors of CIGNA Corporation, or the successor to such committee.

         1.3 "Board of Directors" or "Board" shall mean the Board of Directors of CIGNA Corporation.

         1.4 "Change of Control" shall mean that:

                  (a) A corporation, person or group acting in concert as described in Section 14(d)(2) of the Securities Exchange Act of 1934 as amended ("Exchange Act"), holds or acquires beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Exchange Act, of a number of preferred or common shares of CIGNA Corporation having voting power which is either: (1) more than 50 percent of the voting power of the shares which voted in the election of directors of CIGNA Corporation at the shareholders' meeting immediately preceding such determination; or, (2) more than 25 percent of the voting power of common shares outstanding of CIGNA Corporation; or,

                  (b) As a result of a merger or consolidation to which CIGNA Corporation is a party, either: (1) CIGNA Corporation is not the surviving corporation; or, (2) Directors of CIGNA Corporation immediately prior to the merger or consolidation constitute less than a majority of the Board of Directors of the surviving corporation; or,

                  (c) A change occurs in the composition of the Board at any time during any consecutive 24-month period such that the "Continuity Directors" cease for any reason to constitute a majority of the Board. For purposes of the preceding sentence, "Continuity Directors" shall mean those members of the Board who either: (1) were directors at the beginning of such consecutive 24-month period, or, (2) were elected by, or upon nomination or recommendation of, at least a majority (consisting of at least nine directors) of the Board.


         1.5 "CIGNA Common Stock" or "Common Stock" or "Stock" shall mean the common stock of CIGNA Corporation, par value of one dollar ($1.00) per share.

         1.6 "Deferral Election" shall mean the instrument executed by a Participant which specifies amounts and items of compensation to be deferred.





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         1.7 "Deferred Compensation Account" or "Account" shall mean the separate account established under the Plan for each Participant, as described in Section 3.1.

         l.8 "Participant" shall mean each individual who as a director of CIGNA Corporation elects to participate in the Plan in accordance with the terms and conditions of the Plan.

         1.9 "Payment Election" shall mean the instrument executed by a Participant which specifies the method of payment of compensation deferred.

         1.10 "Plan" shall mean the Deferred Compensation Plan for Directors of CIGNA Corporation, as it may be amended or restated from time to time by the Board of Directors.

         1.11 "Restatement Date" shall mean January 1, 1996, the effective date of the Plan, as amended and restated.

         1.12 "Termination of Service" shall mean termination of services as a director of CIGNA Corporation.

         1.12 "Valuation Date" shall mean the close of business on the last business day of each month.


ARTICLE II.       PARTICIPATION

         2.1 Eligibility to Participate in the Plan.

         The individuals who are eligible to participate in the Plan are those persons who serve as directors of CIGNA Corporation.

         2.2 Participation in the Plan.

                  (a) A Participant may elect to defer receipt of all or a portion of those items of compensation for services as a director as are specified by the Administrator.

                  (b) The election to defer is made by delivering a properly executed Deferral Election to the Administrator. The Deferral Election shall specify the item or items of compensation to be deferred, and the amount of such compensation to be deferred. The election for payment of compensation deferred is made by delivering a properly executed Payment Election to the Administrator. The Payment Election shall specify the method by which such deferred compensation is to be paid, and the date or dates for payment of such deferred compensation.

                  (c) An election to defer compensation must be filed by the Participant prior to the commencement of a calendar year during which such compensation will be paid.



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                  (d) Notwithstanding Section 2.2(c), an election to defer
compensation made by an individual who subsequently begins active service as a director of CIGNA Corporation, is filed prior to the date upon which such active service begins, shall be effective according to Section 2.2(e)(2), below.

                  (e) An election to defer compensation is effective: (1) for the year beginning after the election, and for subsequent years, unless modified or revoked; or, (2) if Section 2.2(d) applies, for the remainder of the first year of active service, as of the first day of active service, and for subsequent years, unless modified or revoked.

         2.3 Elections Pertaining to Payments.

         In executing a Payment Election, the Participant shall elect among the methods of payment as are specified by the Committee.

                           (a) If a method of payment provides for periodic payments, the payments shall be made at least annually, over a period not to exceed 15 (fifteen) years.

                           (b) If the payments are to commence after Termination of Service, no payments may be made before the first day of January following the calendar year during which the Participant terminates service.

                           (c) The balance of a Participant's Account shall be paid, in all events, no later than January of the fifteenth year following Termination of Service.

                           (d) If there is not in effect as of Participant's Termination of Service a valid Payment Election, the Participant's Account shall be paid annually over a period of 15 (fifteen) years.

         2.4      Modification of Elections Pertaining to Payments.

         With respect to payment of deferred compensation following Termination of Service, a Participant may request modification of his existing Payment Election, for payment under another method among those specified by the Committee. Any request for modification of such Payment Election shall be made before the Participant terminates service. The Committee shall consider any such modification request. In determining whether the request should be allowed, the Committee shall consider the Participant's financial needs, including any changed circumstances, as well as the projected financial needs of CIGNA Corporation. If the Committee determines that the request should be allowed, the requested modifications shall be made. The Participant shall effect the modifications through execution of a new Payment Election, which shall constitute the only Payment Election which is outstanding and effective. Notwithstanding the foregoing, a Participant may not request modification of a fixed date elected for payment of deferred compensation invested in hypothetical Common Stock.





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         2.5      Reduction or Termination of Future Deferral.

                  (a) A Participant may elect to reduce or to revoke his deferral of compensation, but such election shall have effect only prospectively. A Participant shall effect an election to reduce his deferral of compensation by execution of a new Deferral Election, which shall constitute the only Deferral Election which is outstanding and effective. A Participant shall effect an election to revoke his deferral of compensation by informing the Administrator in writing. Only one election to reduce and one election to revoke may be made under this Section 2.5 by each Participant in a calendar year.

                  (b) An election to reduce or to revoke deferral of compensation shall become effective in the second calendar month following receipt of such election by the Administrator.


ARTICLE III.      COMPENSATION DEFERRED

         3.1      Deferred Compensation Account.

         A Deferred Compensation Account shall be established for each director when the director becomes a Participant. Compensation deferred by a Participant under the Plan shall be credited to the Account on the date such compensation would have been paid to the Participant. Hypothetical income on deferred compensation shall be credited to the Account as provided in Section 3.3, below.

         3.2      Balance of Deferred Compensation Account.

         The balance of each Participant's Deferred Compensation Account shall include compensation deferred by the Participant, plus income and gains credited with respect to hypothetical investment. Losses from hypothetical investment shall reduce the Participant's Account balance. The balance of each Participant's Account shall be determined as of each Valuation Date.

         3.3      Hypothetical Investment.

                  (a) Compensation deferred under the Plan which would have been paid in cash shall be assumed to be invested, without charge, in one or more hypothetical investment vehicles as are specified from time to time by the Committee. With respect to such hypothetical investment:

                           (1)  Cash compensation deferred shall be deemed to
earn income under the hypothetical investment vehicle. The Administrator shall credit such income to the Participant's Account, pursuant to Section 3.4 below.

                           (2)  The Committee, in its sole discretion, may
provide that cash compensation deferred after the Restatement date is deemed invested in a different hypothetical investment vehicle or vehicles than the investment vehicle in which cash compensation deferred before the Restatement Date is deemed invested.

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                           (3)  The Committee, in its sole discretion, may
provide Plan Participants with options for one or more additional hypothetical investment vehicles for investment of cash compensation deferred under the Plan, with respect to which:

                                    (A)  a Participant may modify his election
of hypothetical investment, through a written request to the Administrator; provided that,

                                    (B)  only one such modification shall be
allowed during any calendar quarter.

                                    (C)  any such modification shall be
effective in the second calendar month following receipt of the request by the Plan Administrator.

                                    (D) such modifications will be in accordance
with rules and procedures adopted by the Plan Administrator.

                  (b) Compensation deferred under the Plan as an alternative to receipt of Common Stock shall be assumed to be invested, hypothetically and without charge, in whole shares of hypothetical Common Stock. Amounts equal to cash dividends which would have been paid on shares of Common Stock shall be deemed paid on whole shares of hypothetical Common Stock and credited and hypothetically invested pursuant to Section 3.3(a), above. Shares of hypothetical Common Stock shall be subject to adjustment in order to reflect Common Stock dividends, splits, and reclassification. Notwithstanding any other provision of the Plan, deferred compensation invested in hypothetical Common Stock must remain so invested (1) for a period of not less than six months, or
(2) until death, disability, Termination of Service, or (3) until approval of the Board or Committee. Deferred compensation invested in hypothetical Common Stock must remain deemed invested in hypothetical Common Stock, and no other investment vehicle available hereunder may be substituted therefor.

                  (c) In the event of a Change of Control, the Committee shall provide Participants with the option for investment in at least one hypothetical investment vehicle, the annual income earned on which must be not less than 50 basis points over the Ten-Year Constant Treasury Maturity Yield as reported by the Federal Reserve Board, based upon the November averages for the preceding year.

         3.4      Time of Hypothetical Investment.

                  (a) The balance of each Participant's Deferred Compensation Account shall be deemed hypothetically invested on each Valuation Date, and income shall accrue on such balance upon such date, from the previous Valuation Date.

                  (b) Compensation which would have been paid in cash shall be deemed invested on the Valuation Date next following such hypothetical investment or credit.

                  (c) Compensation hypothetically invested in Common Stock shall be deemed invested in whole shares of Common Stock as of the date such compensation otherwise would have been payable to the Participant. The number of whole shares of Common Stock in which

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compensation is deemed hypothetically invested shall be determined with respect to the last trade date in the month in which such compensation otherwise would have been payable, by reference to the last quoted transaction in such month as reported on the Composite tape (or successor means of publishing stock prices), provided, that in absence of such information, the Stock value shall be determined by the Committee.

         3.5      Statement of Account.

         The Administrator shall provide each Participant a statement of his Deferred Compensation Account at least annually.


ARTICLE IV.  PAYMENT OF DEFERRED COMPENSATION

         4.1      Payment of Deferred Compensation.

                  (a) The Administrator shall pay amounts from the Participant's Account, according to the Participant's Payment Election.

                  (b) Compensation deferred under the Plan shall be paid to the Participant in cash pursuant to Section 4.1(a).

         4.2      Financial Necessity Payment.

         Notwithstanding any other provision of the Plan, if the Board or Committee, after consideration of a Participant's application, determines that the Participant has a financial necessity beyond the Participant's control, and of such a substantial nature that immediate payment of compensation deferred under the Plan is warranted, the Board or Committee in its sole and absolute discretion may direct that all or a portion of the balance of the Participant's Deferred Compensation Account be paid to the Participant in cash. The amount of any such distribution shall be limited to the amount deemed necessary by the Board or Committee to alleviate or remedy the hardship. The payment shall be made in a manner and at the time specified by the Board or Committee. A Participant receiving a Financial Necessity Payment is deemed to have revoked his election for deferral of compensation under the Plan, as of the time of the Financial Necessity Payment. Any subsequent deferral of compensation under the Plan shall require that the Participant execute a new Deferral Election, subject to terms of Section 2.2(e)(1) hereof.

4.3      Certain Accelerated Payments.

                  (a) If a Participant terminates service under circumstances which are such that the Committee deems it in the best interest of the Participant and of CIGNA Corporation that payment of the Participant's Deferred Compensation Account be accelerated, then the Committee, upon its own motion and in its sole discretion, may direct that the Participant's Account balance be paid to him immediately.



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                  (b) If, as a result of substantial and unforeseen changes
affecting (1) the business of CIGNA Corporation, (2) the personal or professional circumstances of a Participant, or (3) operation or administration of the Plan, the Board or Committee determines that the interests of the Participant and of CIGNA Corporation are best served through accelerated payment of the Participant's Deferred Compensation Account, the Board or Committee on its own motion and in its sole discretion may direct that the Participant's account balance be paid to him immediately.

                  (c) A Participant who is not entitled to payment of his Deferred Compensation Account under any other provision of Article IV may make a written request to the Board or Committee for an accelerated payment of his entire Deferred Compensation Account balance. If the Board or Committee receives such a request, it shall make a final valuation of the unrestricted portion of the Participant's Deferred Compensation Account and pay ninety per cent (90%) of the Deferred Compensation Account balance to the Participant. The Participant shall forfeit the remaining ten per cent (10%) of his Deferred Compensation Account balance to the Corporation. Payments under this Section 4.3(c) apply only to that portion of a Participant's Account, including hypothetical investment results, attributable to compensation deferred after 1995.

         4.4      Payments of a Deceased Participant's Account

                           (a) If a Participant dies before his entire Account
has been paid to him, the Administrator shall pay the Account balance in a single lump sum payment to the person(s) or trust(s) designated in writing by the Participant as his beneficiary(ies) under the Plan. The Administrator is authorized to establish rules and procedures for designations of beneficiaries and shall have the sole discretion to make determinations regarding the existence and identity of beneficiaries and the validity of beneficiary designations.

                           (b) Notwithstanding Section 4.4(a), the Administrator
shall pay the Account balance, as soon as administratively feasible, in a single lump sum payment to the Participant's estate if:

                                    (1) The Participant dies without having a
valid beneficiary designation in effect;

                                    (2) The Participant's designated beneficiary
has predeceased him;

                                    (3) The Participant's designated beneficiary
cannot be found after what the Administrator determines, in his sole discretion, has been a reasonably diligent search; or

                                    (4) The Administrator determines, in his
sole discretion, that a payment in such form is in the best interest of the Corporation.




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ARTICLE V.  GENERAL PROVISIONS

         5.1      Committee Membership.

         A Participant who is also a member of the Committee shall take no part in any decision pertaining to a request by such Participant under Sections 2.4, 4.1(c), 4.2, and 4.3 hereof.

         5.2      Participant's Rights Unsecured.

         The right of any Participant to receive payments under the provisions of the Plan represents an unsecured claim against the general assets of CIGNA Corporation, or against the general assets of any successor company which assumes the liabilities of CIGNA Corporation.

         5.3      Assignability.

         No right to receive payments hereunder shall be transferable or assignable by a Participant. Any attempted assignment or alienation of payments hereunder shall be void and of no force or effect.

         5.4      Administration.

         Except as otherwise provided herein, the Plan shall be administered by the Administrator who shall have the authority to adopt rules and regulations for carrying out the Plan, and who shall interpret, construe and implement the provisions of the Plan.

         5.5      Amendment.

         The Plan may be amended, restated, modified, or terminated by the Board of Directors. No amendment, restatement, modification, or termination shall reduce the balance of a Participant's Deferred Compensation Account as of the Valuation Date immediately preceding such action.

         5.6      Correction of Errors and Inconsistencies.

         The Committee upon its own motion, or at the request of the Administrator or of a Participant, shall have authority to effect consistency among deferral elections, payment elections, or hypothetical investment with respect to amounts deferred by a Participant under the Plan, so as to avoid or to rectify difficulties in Plan administration. In no event shall such action by the Committee reduce the dollar value of a Participant's Account balance existing on the Valuation Date immediately preceding such action, nor shall the Committee take action inconsistent with Section 3.3(b) hereof. The Committee may take such action with respect to a Participant's Account, regardless of whether such Participant may continue as a director of CIGNA Corporation, or whether he may have terminated service. Without limiting the generality of the foregoing, the Committee may take such action upon the request of the Administrator, in order to avoid deferral, or payment or other distribution of fractional shares of Stock.


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         5.8      Construction.

         The masculine gender where appearing in the Plan shall be deemed to include the feminine gender. The singular shall be deemed to include the plural; and the plural the singular.





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